MPLX Completes Acquisition of Andeavor Logistics

FINDLAY, Ohio, July 30, 2019 - MPLX LP (NYSE: MPLX) today announced that the company has completed its acquisition of Andeavor Logistics LP (ANDX) in a unit-for-unit transaction (with a blended exchange ratio of 1.07 times) and assumption of approximately $5 billion of debt. As of this morning, ANDX ceased to be publicly traded and its common units discontinued trading on the New York Stock Exchange.

"We are pleased to close our acquisition of Andeavor Logistics today," said Gary R. Heminger, MPLX chairman and chief executive officer. "This transaction allows MPLX to further progress its strategic vision of creating a leading, large-scale, diversified midstream company anchored by fee-based cash flows."

ANDX unaffiliated common unitholders representing a majority of the common units held by unaffiliated holders submitted consents in favor of the transaction.

ANDX common unitholders will receive the MPLX quarterly cash distribution of $0.6675 per common unit for the second quarter 2019, payable on August 14, 2019, with respect to the MPLX common units issued in connection with the merger, and will not receive any future distributions from ANDX. Additionally, ANDX Series A Preferred unitholders will not receive any future distributions from ANDX, but instead will receive the semi-annual distribution payable August 15, 2019, on MPLX Series B Preferred units issued in connection with the merger.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contacts: (419) 421-2071
Kristina Kazarian, Vice President, Investor Relations
Jim Mallamaci, Manager, Investor Relations
Evan Barbosa, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Kheiry, Manager, Communications (419) 421-3312

Forward-Looking statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, MPLX’s acquisition of Andeavor Logistics LP (ANDX) and include expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of the combined entity. These statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include: the risk that anticipated opportunities and any other synergies from or anticipated benefits of the ANDX acquisition may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of Marathon Petroleum Corporation’s (MPC) obligations under MPLX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, filed with Securities and Exchange Commission (SEC).

We have based our forward-looking statements on our current expectations, estimates and projections about our industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law.